Exhibit 10.39

CONSULTING AGREEMENT
Effective October 15, 2007

Between

Northern Alberta Oil Ltd.
A company incorporated pursuant to the laws of the Province of Alberta
(herein referred to as the “Company”)

And

Picoplat Consulting Inc.
A company incorporated pursuant to the laws of the Province of Alberta
(herein referred to as the “Consultant”)

WHEREAS the Company is engaged in the development and exploitation of heavy oil and gas and desires to enter into a production stage in its leases in Alberta, Canada (the “Projects”), which are currently owned by the Company

WHEREAS the Consultant employs the services of Ferdinand Brathwaite (“Brathwaite”) an Engineering Technologist, who has substantial knowledge and expertise, related to oil and gas recovery in the Western Sedimentary Basin.

WHEREAS the Company wishes to obtain the expertise and knowledge of the Consultant in order to make use of the Projects specifically related to heavy oil and gas in the Province of Alberta, Canada.

AND WHEREAS the Consultant has agreed to perform services for the Projects in accordance with the terms and conditions set out in this agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein the parties agree as follows:

Consulting Services

1. Scope of Consulting Services. The Company hereby retains the Consultant to render to the Company advice, consultation, assistance and expertise with respect to the use, development and exploitation of the Projects, and to perform such reasonable services as the Company requests relating hereto. Without restricting the generality of the foregoing, the Consultant agrees to make the services of Brathwaite available to the Company 40 hours per week. The actual hours of work are determined by the Consultant.

2. Time Requirments. The Consultant shall not be required to devote any additional number of hours in performing his duties hereunder, so long as Brathwaite provides the minimum hours for consulting services provided for in this Agreement.

3. Term. The Consultant Agreement hereunder will commence on the date hereof (the “Effective Date”) and expire on October 15, 2008 unless earlier terminated pursuant to Section 5. In the event that the Company and the Consultant wish the services to continue past October 15, 2008, the terms and conditions of this Agreement shall remain in effect on a month to month basis until a new Agreement is reached.

4. Compensation. In consideration of the services provided by the Consultant, the Company agrees to compensate the Consultant with the following:

(a) Fees. The Company will pay the Consultant an hourly rate of $60.00 per hour plus Goods and Services/Harmonized Sales Tax (GST) up to April 15, 2008, and thereafter at an hourly rate of $66.00 per hour plus Goods and Services/Harmonized Sales Tax (GST). Any work performed in excess of the 40 hour work week, as so directed by Edward Howard the geologist, will be billed at time and a half. The Consultant will submit a detailed invoice to the Company for all work performed. The invoices will be paid by the Company within 15 days of receipt.

(b) Reimbursement of Expenses. The Company agrees to reimburse the Consultant for all business, parking and travel expenses incurred by the Consultant. (If Consultant uses its own vehicle, the reimbursement is at a rate of $0.50 per kilometer or at a rate mutually agreed to by both parties).

The Consultant shall be solely responsible for reporting income and complying with the applicable requirements in respect of Employment Insurance, Canada Pension, Worker’s Compensation and Income Tax legislation.

5. Terminaton.

(a). Termination by the Company with Cause. Notwithstanding anything to the contrary contained herein and subject to any opportunity to cure on the part of the Consultant, the Company may for cause terminate the Consultant’s engagement hereunder upon written notice to the Consultant specifying the reasons of the cause for termination. As used herein, the term “Cause” shall mean: (i) a material breach by the Consultant of any of the terms and conditions of this Agreement, and (ii) misappropriation of the Company’s assets or any dishonest, unethical, fraudulent or felonious act committed or engaged in by the Consultant. With respect to a material breach of this Agreement, by the Consultant, the Company shall provide the Consultant with written notice of the alleged material breach and a period of 30 days from the written notice to cure such matter. In other cases where the Company elects to terminate this Agreement for Cause, such termination shall be effective upon receipt of the Company’s written notice to the Consultant and the Consultant will receive an unconditional payment for all hours worked to the effective date of termination.

(b). Termination by the Company or by the Consultant Without Cause. Notwithstanding Section 3, the Company and the Consultant may terminate this Agreement and the consulting services by giving 60 days prior written notice. In the event the Company provides notice and desires to immediately discontinue the services of the Consultant, the Company will pay the Consultant a lump sum payment equivalent to the number of hours the Consultant would have worked over the 60 day period.

(c). Return of Company Property. Immediately upon the termination of this Agreement, the Consultant shall return all property, including documents and electronic data, of the Company.

6. Independent Contractor. In the performance of the Consultant’s duties and obligations under this Agreement, it is mutually understood and agreed that the Consultant is at all times acting and performing as an independent contractor and nothing herein shall be construed as creating an employer-employee relationship between the Company and the Consultant. The Consultant and Brathwaite are not, in any capacity, the agent, servant or employee of the Company. During the term of this Agreement, The Consultant and Brathwaite are free to engage in similar activities for persons and entities other than the Company. The Consultant and the Company shall not represent to third parties that their relationship with the Company is anything other than that of a consultant or independent contractor.

7. Non-Disclosure of Corporate Information. It is understood that during the course of its engagement hereunder, the Consultant may have access to and become familiar with certain propriety and confidential information of the Company. During the term of this Agreement and thereafter, the Consultant agrees to hold such information on confidence and agrees not to disclose, disseminate or distribute to any other person or entity any of the proprietary and confidential information of the Company, whether for the Consultant’s benefit or otherwise, except as required in the performance of the Consultant’s duties hereunder. The parties agree that the term “proprietary and confidential information” of the Company does not include: (i) information generated independently by the Consultant, (ii) information obtained by the Consultant from sources other than the Company, or (iii) information that is in the public domain at the time of its disclosure by or to the Consultant.

8. Assignment. The Consultant agrees that this Agreement is personal and the Consultant may not assign or delegate its duties under this Agreement to any other person or entity without the prior written approval of the Company.

9. Representations and Warranties of the Consultant. The Consultant hereby represents and warrants that the execution and performance of this Agreement will not constitute a breach of any agreements or contracts binding on the Consultant as of the date thereof.

10. Notices. All notices or other communications provided for herein shall be in writing and shall be delivered by electronic mail or registered mail (return receipt requested), courier or facsimile as follows:

If to Consultant:

Picoplat Consulting Inc.
Ferdinand M. Brathwaite
4732 North Haven Dr. NW
Calgary, Alberta T2K 2J6
TEL: (403) 850-7687
FAX: (403) 289-2641

If to Company:

Northern Alberta Oil Ltd.
Attn: President
510, Royal Bank Building
10117 Jasper Avenue
Edmonton, Alberta T5J 1W8
TEL: (780) 409-8144
FAX: (780) 409-8146

Mailed notice shall be considered effective on the third business day after being postmarked. Notice delivered by courier shall be effective on the date of delivery. Delivery by facsimile or electronic mail shall be considered effective on the date of proper transmittal provided such transmittal occurred during normal working hours for the recipient, and if not, then on the next business day.

11. Entire Agreement. This Agreement embodies a complete and entire agreement and supersedes all prior negotiations, agreement and understandings related to the subject matter hereof. No amendments or modifications to this Agreement shall be binding upon any party hereto unless set forth in writing and executed by each party hereto.

12. Governing Law/Dispute Resolution. This Agreement shall be constructed under and in accordance with the laws of the Province of Alberta, Canada. Any dispute or controversy arising under this Agreement must be resolved in binding arbitration.

13. Counterparts. This Agreement may be executed in any number of counterparts, all of which will, for all purposes, constitute one agreement binding on the parties hereto, notwithstanding that all parties hereto may not have executed the same counterpart.

14. Further Assurances. In connection with this Agreement, as well as all other transactions contemplated hereby, the Parties agree to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary to carry out terms, provisions and conditions of this Agreement.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

Picoplat Consulting Inc.		Northern Alberta Oil Ltd.

Per:	/s/ Ferdinand Brathwaite	Per:	/s/ Curtis Sparrow
	Name: Ferdinand Brathwaite		Name: Curtis Sparrow
	Title: President		Title: President

Deep Well Oil & Gas Inc.

Per:	/s/ Horst A. Schmid
Name: Dr. Horst A. Schmid Title: CEO/President